EXHIBIT 99.1

SENOMYX ANNOUNCES CORPORATE UPDATE AND

SECOND QUARTER 2012 FINANCIAL RESULTS

Recent Highlights Include:

•                  Initiated development activities in preparation for regulatory filings with S52617, a new Sweet Taste Modifier applicable for both High Fructose Corn Syrup (HFCS) & Sucrose

•                  Received international regulatory approval approvals for S6973 Sucrose Modifier, S2383 Sucralose Modifier, and S6821 & S7958 Bitter Blockers via the Joint FAO/WHO Expert Committee on Food Additives (JECFA)

SAN DIEGO, CA — August 7, 2012 — Senomyx, Inc. (NASDAQ: SNMX), a company using proprietary taste science technologies to discover novel flavor ingredients for the food, beverage, and ingredient supply industries, today provided a corporate update and reported financial results for the second quarter ended June 30, 2012.  The Company ended the second quarter 2012 with $47.9 million in cash and highly liquid investments.

“In a significant recent accomplishment, Senomyx has discovered S52617, also referred to as S617, a new sweet taste modifier intended to be applicable for the reduction of both high fructose corn syrup (HFCS) and sucrose in foods and beverages,” said Kent Snyder, Chief Executive Officer of the Company.  “Taste tests demonstrated that S617 allows a very meaningful reduction of HFCS and sucrose in product prototypes while maintaining the desired sweet taste.  This was achieved with very low concentrations, which could provide important cost-in-use benefits to food and beverage companies that incorporate S617 in their products.  In light of these valuable attributes, we have agreed to work with PepsiCo to advance this new flavor ingredient into the preliminary development phase, which includes the initial safety studies and other activities necessary to support regulatory filings in the U.S. and elsewhere,” Snyder stated.

“The new sweet taste modifier is Senomyx’s first flavor ingredient in development that exhibits the ability to reduce the amount of HFCS, a sweetener used widely in beverages and other products,” Snyder noted.  “The utility of S617 with both HFCS and sucrose is significant since it will allow manufacturers that use these sweeteners to focus their internal efforts on a single sweet taste modifier, thereby potentially increasing efficiency and cost-effectiveness.”

In a related announcement, Senomyx has reacquired the rights to S9632 for its use in non-alcoholic beverages  from PepsiCo.  S9632 is a new sucrose modifier intended to reduce sugar content by up to 50% in a variety of products.  “The reacquisition provides Senomyx with a new opportunity to maximize the commercial potential and expand the total usage of S9632,” Snyder said.  “The primary non-alcoholic beverage categories targeted for S9632 use are powdered and concentrated beverages, along with ready-to-drink and powdered forms of dairy, coffee and tea products.  These markets are large and tend to be fragmented, and additional access to beverage manufacturers should allow us to potentially get a greater share of the value we created with S9632.  We appreciate that PepsiCo has consented to this amendment to our collaborative agreement.”

In other recent news, as announced in July Senomyx has received positive determinations from the Joint FAO/WHO Expert Committee on Food Additives (JECFA) for all four of the Company’s flavor modifiers under review — the S6973 sucrose modifier, the S2383 sucralose modifier, and the S6821 and S7958 bitter blockers.  The JECFA approval allows immediate commercialization in some countries and is expected to expedite regulatory approvals in additional countries, particularly those that do not have independent regulatory approval systems for new ingredients and countries that require approval from two major regulatory bodies.  Each of the approved flavor modifiers had previously received Generally Recognized As Safe (GRAS) status in the U.S, which allows for commercialization in a significant number of countries and facilitates approval in much of the rest of the world.

“In conjunction with the GRAS designations, the new JECFA status opens numerous international markets for our novel sweet taste modifiers and bitter blockers.  In addition, the positive reviews by JECFA are an acknowledgement of the safety of our flavor ingredients,” Snyder noted.

Senomyx continues to be diligent in seeking protection for its intellectual property.  As of June 30, 2012, the Company is the owner or exclusive licensee of 339 issued patents and several hundred pending patent applications related to proprietary taste science technologies in the U.S., Europe, and elsewhere.

Commercialization Updates:

Savory Taste Program:  The primary applications of the Company’s Savory Flavor ingredients are to reduce or replace monosodium glutamate (MSG) and to enhance the savory taste of foods by combining Senomyx’s Savory Flavors with other ingredients to create unique new flavor blends.  Each of Senomyx’s Savory Flavors provides a new savory taste sensation.  Two Senomyx partners, both of which are global food companies, are currently marketing new and reformulated established products that contain one of Senomyx’s Savory Flavors.

Current commercialization activities include sales and market launches of products that incorporate a Senomyx Savory Flavor in approximately 25 countries within Africa, Asia, Latin America, the Middle East, and North America, with additional product launches expected during the third quarter of this year.  The marketed products have been launched into the retail, industrial, and food service channels in selected countries.  Senomyx’s partners for this program continue to explore additional opportunities to expand their customer bases and increase the number of product offerings.  In addition, Senomyx is considering commercialization options for S9229 and S5456, new Savory Flavors with GRAS status that complement those being marketed by the Company’s partners.

Commercialization of Senomyx’s Savory Flavors in the European Union is contingent upon the ingredients being included in the European Food Safety Authority (EFSA) Union List of Flavouring Substances; however, timing for the publication of the Union List remains uncertain.

Sweet Taste Program:

Senomyx’s S6973 sucrose modifier enables up to 50% reduction of sugar in virtually all food categories and selected beverages, including dairy beverages, and ready-to-drink coffee and tea.  Commercialization activities with S6973 are ongoing in the Americas, Southeast Asia, Africa, and Australia.  Recent market launches of retail products that incorporate S6973 have occurred in the U.S., Latin America, Asia, and South Africa.  These products span a variety of categories including ready-to-drink and powdered beverages, dairy products, and baked goods.  Senomyx’s commercialization partner for S6973 continues to see strong interest from major food and beverage companies, and additional launches of products that utilize S6973 are expected during the year.

S2383 enables up to 75% reduction of the high-intensity sweetener sucralose and is applicable for use in all food and beverage product categories.  Products that contain S2383 are being marketed in North America and Latin America.  Follow-on launches are being planned by manufacturers that currently use S2383 in their products, and additional customers of Senomyx’s commercialization partner are conducting product development work and evaluations for potential usage of S2383 in a variety of products.

Discovery & Development Program Updates:

Sweet Taste Program:  The primary goal for this program is to add to the Company’s portfolio of new flavor ingredients that allow a significant reduction of sweeteners in food and beverage products while maintaining the desired sweet taste.  During the second quarter of 2012 safety studies in support of future GRAS regulatory approval were completed successfully with S9632, a new sucrose modifier that allows for the reduction of up to 50% of the sugar in product prototypes.  Additional development activities are underway in preparation for S9632 regulatory filings.  Senomyx also initiated development activities intended to support regulatory filings for S617, a new sweet taste modifier that enables a very meaningful reduction of both high fructose corn syrup (HFCS) and sucrose in product prototypes while maintaining the desired sweet taste.

Additional Sweet Taste Program activities include a key effort to discover and develop natural high-potency sweeteners and sweet taste modifiers.  The Company is creating a targeted natural-source library and using its proprietary technologies to discover potential new natural sweeteners and sweet flavor ingredients.  The identification of a natural compound that provided a sweet taste has provided an important taste-proof-of-concept and validation of the approach underway for this effort.

Bitter Blockers Program: Senomyx’s bitter blockers are intended to reduce or block bitter taste and to improve the overall taste characteristics of foods, beverages, and ingredients.  A Senomyx partner plans to initiate its first market launch of a retail product incorporating S6821 in a Southeast Asian country during this year.  S6821 has demonstrated activity against bitter-tasting ingredients such as soy and whey proteins, menthol, caffeine, cocoa, and Rebaudioside A (stevia), which are used in foods and beverages.  S7958, a related bitter blocker with similar functionality, has alternative desirable physical properties that may be useful for these or other product applications.  In addition, Senomyx continues to evaluate potential new bitter blockers.

Salt Taste Program: This program is an important research focus for Senomyx’s longer-term pipeline, with a goal to identify flavor ingredients that allow a significant reduction of sodium in foods and beverages yet maintain the salty taste desirable to consumers.  The Company has assembled a proprietary, comprehensive database of proteins found in taste buds and progress is being made exploring the role of a number of these proteins that may be involved in salt taste perception.  Analytical systems that assess the effects of salt are being used to identify specific proteins that could be viable candidates for the receptors or co-factors responsible for salt taste.  Senomyx has identified a novel blocker of salt taste and efforts are underway to evaluate this blocker as a tool to help discover the receptor involved with salt taste perception.

Cooling Taste Program:  The goal of the Cooling Taste Program is to identify novel cooling agents that do not have the limitations of currently available agents.  Senomyx has initiated activities in support of future regulatory filings for S5031, a new cooling agent that was selected for development during the first quarter of 2012 by Firmenich, our partner for the Cooling Taste Program.  The first phase of safety testing with S5031 has been completed successfully and final safety studies are underway.  S5031 has a ten-times greater potency in taste tests and other advantageous properties, such as longer cooling duration and lack of aroma, compared to commonly used agents.

Financial Review:

The Company ended the second quarter 2012 with $47.9 million in cash, cash equivalents and investments available for sale.

Revenues were $6.9 million for the three months ended June 30, 2012, compared to $7.0 million for the three months ended June 30, 2011.  Revenues were $15.1 million for the six months ended June 30, 2012, compared to $15.7 million for the six months ended June 30, 2011.  The decrease in total revenue was primarily due to lower upfront license fee revenue recognized in 2012 compared to 2011.  Specifically, Senomyx recognized $1.4 million and $1.8 million of development revenue related to the Company’s Sweet Taste collaboration with Firmenich during the three months ended June 30, 2012 and 2011, respectively, and $3.5 million and $5.0 million of development revenue related to the Company’s Sweet Taste collaboration with Firmenich during the six months ended June 30, 2012 and 2011, respectively.  There was no impact on cash flow as the related payments were received prior to 2011.  The decrease in upfront license fee revenue was partially offset by the earning of a $500,000 development milestone related to the Cooling Taste Program during the three months ended March 31, 2012.

Research and development expenses, including non-cash stock-based expense, were $7.2 million for the three months ended June 30, 2012, compared to $7.4 million for the three months ended June 30, 2011.  General and administrative expenses, including non-cash stock-based expense, were $2.8 million for the three months ended June 30, 2012 and 2011.

Research and development expenses, including non-cash stock-based expense, were $14.3 million for the six months ended June 30, 2012, compared to $14.7 million for the six months ended June 30, 2011.  General and administrative expenses, including non-cash stock-based expense, were $5.8 million for the six months ended June 30, 2012, as compared to $5.5 million for the six months ended June 30, 2011.

The net loss for the three months ended June 30, 2012 and 2011 was $0.08 per share.  The net loss for the six months ended June 30, 2012 was $0.12 per share, compared to $0.11 for the six months ended June 30, 2011.

Financial Outlook:

“Overall financial results for the first half of 2012 were in-line with management expectations.  As we have discussed previously, at this early stage in the commercialization of our sweet taste modifiers it is difficult to forecast the timing of uptake by food and beverage companies.  We continue to receive positive qualitative feedback and we are confident that S6973 and other products from our Sweet Taste Program will be commercially successful.  Based on commercial results through the end of the second quarter and current full-year projections, we expect approximately $4 million in commercial revenue in 2012,” stated Tony Rogers, Senior Vice President and Chief Financial Officer.

In addition to the $47.9 million in cash and highly liquid investments at June 30, 2012, the Company has committed funding and potential sources of cash going forward, including the following:

•                  Ongoing royalty payments from collaborators

•                  $19.3 million in funding commitments from current collaborators

•                  $25.0 million in potential milestone payments under current collaborations

•                  $21.7 million related to extension options under current collaborations

For the full year 2012, Senomyx expects:

•                  Total revenues of $30 million to $33 million

•                  Total expenses of $39 million to $42 million, of which approximately $5 million is non-cash, stock-based compensation expense

•                  Net loss of $8 million to $10 million

•                  Basic and diluted net loss of $0.20 to $0.25 per share

•                  Year-end cash, cash equivalents and investments available for sale balance greater than $40 million

Conference Call:

Senomyx will host a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today to discuss these financial results and provide an update on the Company.  To participate in the live conference call, U.S. residents should dial 888-713-4205, and international callers should dial 617-213-4862, at least 10 minutes prior to the call start time.  The participant passcode for this conference call is 71180013.

Participants may pre-register for the call at any time, including up to and after the call start time, at https://www.theconferencingservice.com/prereg/key.process?key=PKLDFKJY3. Pre-registrants will be issued a pin number to use when dialing into the live call, which will provide quick access to the conference.

To access the live Internet broadcast or a subsequent archived recording, please log onto the Investor Relations section of Senomyx’s website at http://investor.senomyx.com.  The archived webcast will be available for 30 days following the earnings call.  Please connect to Senomyx’s website prior to the start of the webcast to ensure adequate time to download any software that may be necessary.

Senomyx Glossary:

To be consistent with industry usage and key global flavor regulatory authorities, Senomyx refers to flavor ingredients that modify other flavors or other dietary components as “modifiers.”

SAVORY TASTE PROGRAM
S336, S807, S263, S976, S9229, S5456	Savory Flavors - Intended to reduce or replace added monosodium glutamate (MSG) in foods and beverages; also used to create new savory blends
SWEET TASTE PROGRAM
S2383	Sucralose Modifier - Enables up to 75% reduction of the high-intensity sweetener sucralose in foods & beverages
S6973	Sucrose Modifier — Enables up to 50% reduction of sugar in foods & specified beverages
S9632	Sucrose Modifier - Enables up to 50% reduction of sugar in product prototypes; appears to be effective in a broad range of beverages, as well as foods
S52617 (S-617)	Sweet Taste Modifier — Enables a very meaningful reduction of both high fructose corn syrup (HFCS) and sucrose in taste tests with product prototypes
BITTER BLOCKERS PROGRAM
S6821 S7958	Bitter Blockers - Demonstrated activity against bitter tasting foods and beverages, e.g., soy & whey proteins, menthol, caffeine, cocoa, Rebaudioside A (stevia)
COOLING TASTE PROGRAM
S5031	Cooling Agent — Taste tests show ten-fold greater potency & longer cooling sensation duration compared to other agents; no aroma

About Senomyx, Inc. (www.senomyx.com)

Senomyx is using proprietary taste science technologies to discover and develop novel flavor ingredients.  These include new flavors such as Savory Flavors and Cooling Flavors, as well as flavor modifiers such as Bitter Blockers and enhancers of Sweet and Salt tastes.  Senomyx is also engaged in a new effort to discover and develop natural high-potency sweeteners.  The Company has collaborative agreements with global food, beverage, and ingredient supply companies, some of which are currently marketing products that contain Senomyx’s flavor ingredients.  Its corporate socially responsible activities are described on the Senomyx Cares blog at http://www.senomyx-csrblog.com/.  For more information, please visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our projected 2012 financial results and anticipated financial condition; the anticipated funding under existing collaboration agreements; the anticipated timing and scope of commercial launch of products containing Senomyx’s flavor ingredients, including S6973, S2383, S6821 and our Savory Flavors; the potential uses and commercial value for our GRAS-approved flavor ingredients and other flavor ingredients under development, including S617, S9632, S5031, S9229, and S5456; the anticipated timing of future regulatory approval of S9632; whether the Company will enter into any new business arrangements for the commercialization of S9632 and the terms of any potential arrangements; whether the research under the Company’s sweet taste research program will be successful and lead to the commercialization of any new flavor ingredients or natural sweeteners; and the progress and capabilities of Senomyx’s discovery and development programs generally, including without limitation statements regarding development activities for S617 and S5031, ongoing research to evaluate and potentially develop new bitter blockers, as well as our ability to identify proteins primarily involved in the perception of salt taste in humans. Risks that contribute to the uncertain nature of the forward-looking statements include: Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s revenue; Senomyx is currently dependent on its current and any future product discovery and development collaborators to develop, manufacture, and commercialize any flavor ingredients Senomyx may discover; Senomyx may not be able to establish new collaborations or other business arrangements and/or maintain existing collaborations on acceptable terms;  large companies are typically conservative when implementing changes to their branded products, and may not begin or expand their use of Senomyx flavor ingredients when expected or at all; development activities for newer flavor ingredients, including S9632, S617, and S5031, may not demonstrate an acceptable safety profile or meet other commercialization criteria; Senomyx or its collaborators may be unable to obtain and maintain the regulatory approval required for flavor ingredients to be incorporated into products that are sold; even if Senomyx or its collaborators receive a regulatory approval and incorporate Senomyx flavor ingredients into products, those products may never be commercially successful; Senomyx flavor ingredients may not be useful or cost-effective for formulation into products; Senomyx or its collaborators may be unable to manufacture Senomyx flavor ingredients at commercial scale; Senomyx’s ability to compete in the flavor ingredients market may decline if Senomyx does not adequately protect its proprietary technologies; and Senomyx’s discovery and development programs may not be successful or result in the discovery of new flavor ingredients that are commercially viable. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow)

Contacts:
Financial	Investor Relations
Tony Rogers Senior Vice President and Chief Financial Officer	Gwen Rosenberg Vice President, Investor Relations & Corporate Communications
Senomyx, Inc.	Senomyx, Inc.
858-646-8304	858-646-8369
tony.rogers@senomyx.com	gwen.rosenberg@senomyx.com

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Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$6,872	$6,965	$15,074	$15,681

Operating expenses:
Research and development (including $472, $635, $924 and $1,240, respectively, of non-cash stock-based compensation)	7,167	7,386	14,306	14,665
General and administrative (including $661, $692, $1,292 and $1,301, respectively, of non-cash stock-based compensation)	2,818	2,797	5,759	5,528
Total operating expenses	9,985	10,183	20,065	20,193

Loss from operations	(3,113)	(3,218)	(4,991)	(4,512)

Other income	19	30	45	69

Net loss	$(3,094)	$(3,188)	$(4,946)	$(4,443)

Basic and diluted net loss per share	$(0.08)	$(0.08)	$(0.12)	$(0.11)

Weighted average shares used in computing basic and diluted net loss per share	39,922	39,597	39,870	39,430

Condensed Balance Sheets

(in thousands)

	June 30, 2012	December 31, 2011
	(unaudited)

Cash, cash equivalents and investments available-for-sale	$47,886	$55,106
Other assets	2,452	3,140
Property and equipment, net	9,212	9,400
Total assets	$59,550	$67,646

Accounts payable, accrued expenses and other liabilities	$5,400	$6,117
Deferred revenue	20,747	25,282
Leasehold incentive obligation	4,607	5,100
Deferred rent	1,383	1,426
Stockholders’ equity	27,413	29,721
Total liabilities and stockholders’ equity	$59,550	$67,646